To All Norfolk Southern Employees:

As you may have seen, this morning Canadian Pacific announced that it has withdrawn both its proposal to acquire NS and its shareholder resolution. We recently issued a press release commenting on the matter, which can be accessed here.

This news doesn’t change our business objectives. Our board and management team remain committed to running a great railroad. NS has the right strategic plan in place to streamline operations, reduce expenses, and maintain superior customer service levels.

With your hard work, Norfolk Southern is making solid progress on the plan. Thank you for your unrelenting focus on your daily work and for providing exceptional service to our customers, particularly over the last few months. Please help NS safely deliver the service and results that our customers, communities, and investors expect and deserve.

Sincerely,

Jim Squires